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                                                                   Exhibit 23(c)





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Public Service Company of Colorado (a Colorado Corporation) and subsidiaries (the Company) on Form S-3, which contains a post-effective amendment to the Company's previously filed Registration Statement on Form S-3 No. 333-81791, of our report dated February 24, 2003 (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities), appearing in the Annual Report on Form 10-K of Public Service Company of Colorado for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


Minneapolis, Minnesota
April 9, 2003